OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2010 RESULTS

COMPANY INCREASES GSR RENTAL FLEET COMMITMENT TO 30,000 CHANNELS

Houston, Texas - December 10, 2010 - OYO Geospace (NASDAQ: OYOG) today announced net income of $14.1 million, or $2.27 per diluted share, on revenues of $128.5 million for its fiscal year ended September 30, 2010. This compares with a net income of $1.8 million, or $0.29 per diluted share, on revenues of $92.9 million for the prior fiscal year.

For the fourth quarter ended September 30, 2010, the company recorded sales of $36.1 million and net income of $5.1 million, or $0.82 per diluted share. For the comparable period last year the company recorded sales of $22.7 million and a net loss of $1.8 million, or $0.30 per diluted share.

Gary D. Owens, OYO Geospace's Chairman, President and CEO said, "Our fourth quarter revenues increased $13.4 million, or 59%, from last year's fourth quarter. The majority of this revenue increase was due to higher demand for our seismic reservoir, seismic marine and industrial products. For the fourth quarter, sales to our seismic reservoir customers increased $6.3 million from the fourth quarter of last year, primarily resulting from resumed demand for borehole systems and the previously announced $4.0 million contract with BP for additional seabed cables in the Valhall field. Sales of our seismic marine products in the fourth quarter increased $3.6 million from the comparable period in the prior year primarily due to unusually low demand in the prior year. Fourth quarter revenues from our industrial customers increased $2.2 million from the comparable period in the prior year due to the sale of a borehole system and a small GSR wireless data acquisition system. These particular sales transactions are rather unusual since our industrial customers are not expected to utilize these systems for oil and gas exploration activities. Sales of our GSR wireless data acquisition systems to seismic exploration customers decreased slightly from the fourth quarter of last year."

"Although the year started slowly, we saw sequential revenue increases during each quarter of fiscal year 2010. Almost all of our product categories contributed to the year-over-year increase in revenues, and we are particularly pleased with the sales momentum and continued customer interest in our GSR wireless data acquisition system. We are quoting several significant GSR rental opportunities which exceed our current rental fleet commitment of 15,000 channels. In order to accommodate this demand, we are increasing our GSR rental fleet to 30,000 channels. We expect to add these additional rental channels over the course of fiscal year 2011."

"Since September 30, 2010, the company has announced the receipt of several new orders from Dawson Geophysical and Tidelands Geophysical totaling 21,000 GSR channels. The Dawson Geophysical orders include 2,000 four-channel units and 10,000 single-channel units, together totaling 18,000 channels. We expect to deliver the Dawson Geophysical orders during the first and second quarters of fiscal year 2011. Upon delivery, Dawson Geophysical will own 26,000 GSR channels. The Tidelands Geophysical order was for 3,000 additional single-channel GSR units, and delivery is expected during the first quarter of fiscal year 2011. Upon delivery, Tidelands Geophysical will own 7,000 GSR channels."

"We finished fiscal year 2010 with $33.5 million of cash, an increase of $24.9 million since September 30, 2009. We also improved the management of our working capital and lowered our debt levels. Based on our product shipments to date, our current product backlog and high levels of quoting activity for GSR sales and rentals, as well as other product opportunities, we are optimistic about the immediate outlook for the first quarter of fiscal year 2011."

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	September 30, 2010 (unaudited)	September 30, 2009 (unaudited)	September 30, 2010 (unaudited)	September 30, 2009
Net Sales	$ 36,144	$ 22,705	$ 128,533	$ 92,860
Cost of sales	21,138	18,369	81,177	66,287
Gross profit	15,006	4,336	47,356	26,573
Operating expenses:
Selling, general and administrative	4,621	4,089	16,618	14,572
Research and development	3,086	2,273	9,925	8,062
Bad debt expense (recovery)	(143)	(117)	(479)	318
Total operating expenses	7,564	6,245	26,064	22,952
Loss on sales of assets	--	(19)	(184)	(12)
Income (loss) from operations	7,442	(1,928)	21,108	3,609
Other income (expense):
Interest expense	(52)	(83)	(238)	(602)
Interest income	76	43	254	809
Foreign exchange gains (losses)	(31)	43	(52)	(414)
Other, net	1	7	(170)	(91)
Total other income (expense), net	(6)	(10)	(206)	(298)
Income (loss) before income taxes	7,436	(1,918)	20,902	3,311
Income tax expense (benefit)	2,340	(102)	6,820	1,551
Net income (loss)	$ 5,096	$ (1,816)	$ 14,082	$ 1,760
Basic earnings (loss) per share	$ 0.84	$ (0.30)	$ 2.33	$ 0.30
Diluted earnings (loss) per share	$ 0.82	$ (0.30)	$ 2.27	$ 0.29
Weighted average shares outstanding - Basic	6,051,267	5,980,678	6,031,314	5,950,403
Weighted average shares outstanding - Diluted	6,225,134	5,980,678	6,193,018	6,079,378